Exhibit 99.1

Edgio, Inc. Receives Nasdaq Notification Regarding Late Filing of Form 10-Q

PHOENIX – May 17, 2023 – Edgio, Inc. (NASDAQ: EGIO) (the “Company”) today announced that it received a notice (the “Notice”) on May 12, 2023, from The NASDAQ Stock Market LLC (“Nasdaq”) stating that is not in compliance with the requirements for continued listing under Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) due to the delay in filing its Quarterly Report on Form 10-Q for the period ended March 31, 2023 (the “Quarterly Report”) and because the Company remains delinquent in filing its Annual Report on Form 10-K for the period ended December 31, 2022 (the “Annual Report”).

As previously disclosed on March 13, 2023, the Company was unable to file its Annual Report within the prescribed period due to an error in accounting for sales of Edgio’s Open Edge solution, which resulted in the Company’s plan to restate its previously issued financials.

The Company continues to work diligently to finalize and file its Annual Report and Quarterly Report as promptly as possible to regain compliance with the Listing Rule.

The Notice has no immediate effect on the listing of the Company’s common stock on the Nasdaq Global Select Market. The Company has until May 22, 2023 to submit a plan to regain compliance with the Listing Rule. If Nasdaq accepts the Company’s plan to regain compliance, then Nasdaq may grant the Company until September 12, 2023 to regain compliance.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding the Company’s current expectations and intentions with respect to the filing of its Annual Report and Quarterly Report. Our expectations and beliefs regarding these matters may not materialize. It is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties, and other factors, including those factors disclosed in our SEC filings, including our most recent reports on Form 10-K and 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online on our investor relations website at investors.edgio.com and on the SEC website at www.SEC.gov. All information provided in this release and in the attachments is as of March 27, 2023, and we undertake no duty to update this information in light of new information or future events, unless required by law.

About Edgio

Edgio (NASDAQ: EGIO) helps companies deliver online experiences and content faster, safer, and with more control. Our developer-friendly, globally scaled edge network, combined with our fully integrated application and media solutions, provide a single platform for the delivery of high-performing, secure web properties and streaming content. Through this fully integrated platform and end-to-end edge services, companies can deliver content quicker and more securely, thus boosting overall revenue and business value. To learn more, visit edg.io and follow us on Twitter, LinkedIn and Facebook.

Contacts:

Investor relations:

Sameet Sinha

602-850-4973

ir@edg.io

Media:

Joele Frank, Wilkinson Brimmer Katcher

Andi Rose / Mahmoud Siddig

212-355-4449